LAND LEASE

This agreement, a contract, sets forth the terms as a binding agreement between the lessee, Rapid Fire Marketing, Inc. and the leaser, Black Ice Advisors, LLC, executed on this 15th day 2015.

The following terms are set forth:

1. The purpose of this contract permits the lessee exclusive use of the land owned by leaser for the purpose of farming Industrial Hemp, subject to obtaining necessary permits.

2. The description below denotes the land to be utilized in this agreement. The land base consists of 66 acres subject to this lease.

3. The land will be leased at the rate of $30.30 per/A for a total of $2,000 per month. This shall be payable at the first of each month for the length of the contract.

4. The contract period shall commence on July 1, 2015 and renew annually for the same terms for up to 5 years when contract will be renegotiated.

5. This agreement shall be renewable every 5 years.

6. All repairs to fence lines and wells will be at the expense of the landowner (lessee) prior to the beginning of this contract period. The leaser will assume the responsibility to all expenses of the fence lines and well after the contract period begins.

7. Any future improvements shall be at the expense of the leaser. Prior negotiations will take place before any improvements to the land are implemented between the landowner and the leaser.

8. The landowner reserves the right to trespass on the unit so long as there is no disturbance to the crops and also, in agreement with leaser.

The above terms has been reviewed and are in mutual agreement between both the lessee and the leaser on this date, 15 June 2015.

Lessee:	Rapid Fire Marketing, Inc.

Leaser:	Black Ice Advisors, LLC